EXHIBIT 99.2

LASERSIGHT INCORPORATED AGREEMENT
WITH HOLDERS OF COMPANY'S SERIES B PREFERRED STOCK
EXECUTIVE SUMMARY / ADDITIONAL INFORMATION
March 17, 1998

o LaserSight Incorporated entered into a new agreement on March 13, 1998, with all holders of the company's Series B preferred stock. The preferred holders have agreed to limit their conversion of Series B preferred stock to no more than 1 million shares of common stock between March 13 and Sept. 14, 1998, provided that this agreement receives approval from the majority of shareholders of LaserSight's common stock at the annual meeting June 12, 1998.

o At any time between March 13 and Sept. 14, LaserSight has the option to purchase any or all of the remaining Series B preferred stock at a 20 percent premium, provided that the agreement receives shareholders' approval. The purchase of the Series B preferred stock would require adequate new funding and the prior approval of LaserSight's secured lender. The agreement also encompasses a new formula that may result in a lower maximum conversion price and a lower exercise price of the warrants previously issued, should the formula receive shareholders' approval.

o Just prior to the conversion restriction becoming effective Friday, the preferred holders submitted notices to LaserSight for the conversion of 244 shares of preferred stock into 1,402,634 shares of common stock. Common shares now outstanding are 11,387,306. There are approximately 700 shares, or $7 million worth, of preferred stock outstanding.

o Currently, the Series B preferred stock conversion price equals $6.68 per share or the average of the three lowest closing bid prices per share of common stock during the preceding 30 days of trading - whichever price is lower. Subject to approval of LaserSight's common stock shareholders and the conversion restrictions being effective through Sept. 14, the fixed conversion price of the Series B preferred stock may be reduced depending on the price of the common stock for 20 days of trading prior to Sept. 14.

o Also subject to approval from the company's common stock shareholders is that the exercise price of existing warrants issued to the preferred holders in August 1997 will be reduced from $5.91 per share to 115 percent of an average price of the common stock for five trading days as defined in the agreement. The existing warrants could be exercised at any time through August 29, 2002, and would not be subject to the 1 million common share limit on conversions.
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o    If  LaserSight's common stock shareholders do not approve the change in the fixed  conversion  price or the exercise  price of existing  warrants on or before June 12, 1998, LaserSight will be required to issue 750,000 additional warrants to the preferred holders to purchase common stock at a price equal to 115 percent of an average price of the common stock for five trading days as defined in the agreement. The additional warrants would be exercisable at any time through August 29, 2002, and would not be subject to the 1 million share limit on conversions.

o This new arrangement with preferred holders can be voided if the company's current ratio falls below 1.1 to 1; if the company's quarterly income or loss from operations for the first two quarters of 1998 does not improve relative to the prior quarters; or if the company undergoes a material adverse change in its financial condition, operating results, assets, liabilities, operations or business prospects. If the restrictions on conversions are terminated prior to June 12, 1998, LaserSight will be required to issue the additional warrants to the preferred holders.

o LaserSight's annual meeting is scheduled for June 12, 1998, in Orlando, Fla., at the Clarion Plaza Hotel.


                                      # # #

For additional information please contact: Julie Tockman, APR
                                           Director, Corporate Relations
                                           LaserSight Incorporated
                                           (314) 469-3220 Ext. 3060
                                           Visit us on the Internet at www.lase.
                                           com